UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2010

HELIOS & MATHESON NORTH AMERICA INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-22945	13-3169913
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue South, New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 979-8228

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Officers.

This Form 8-K/A is amending and updating a previous filing of the Company on form 8-K filed with the Securities and Exchange Commission on May 26, 2010.

Effective May 20, 2010, Ms. Divya Ramachandran was appointed as the Company’s Chief Executive Officer. Subsequently, the title President was added to her title. Ms Ranachandran does not have an employment agreement with the Company but on June 29, 2010, certain details of Ms Ramachandran’s compensation were determined. Ms Ramachandran’s annual base salary is $120,000. She is eligible to receive performance based incentives, which are totally dependent on the Company’s financial growth in revenues and profits, based on yet to be determined targets, of up to 100% of her annual base compensation. She will also receive an accommodation allowance of up to $6,000 per month for three months and reimbursement of family travel expenses in connection with any relocation. Ms Ramachandran will also be entitled to standard benefits per pre-existing Company policy.

Additionally, also effective May 20, 2010, Mr. N.R. Suparna was appointed as the Company’s Chief Operating Officer. Mr. Suparna does not have an employment agreement with the Company but on June 29, 2010, certain details of Mr. Suparna’s compensation were determined. Mr. Suparna’s annual base salary is $100,000. He is eligible to receive performance based incentives, which are totally dependent on the Company’s financial growth in revenues and profits, based on yet to be determined targets, of up to 100% of his annual base compensation. He will also receive an accommodation allowance of up to $4,000 per month for three months and reimbursement of family travel expenses in connection with any relocation. Mr. Suparna will also be entitled to standard benefits per pre-existing Company policy.

A subsequent Form 8K/A will be filed when Ms. Ramachandran’s and Mr. Suparna’s performance based targets are set by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS & MATHESON
NORTH AMERICA INC.

By: /s/ Salvatore M. Quadrino
Chief Financial Officer

Date: August 10, 2010